Exhibit 10

June 16, 2008

Mr. Lanty L. Smith

[Insert address]

Re:	NOTIFICATION OF GRANT UNDER WACHOVIA CORPORATION’S AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

Dear Lanty:

In connection with your service as Interim Chief Executive Officer of Wachovia Corporation (the “Corporation”), the Corporation hereby awards you the Stock Awards described herein, in the form of restricted stock units (“RSUs”) relating to the Corporation’s shares of common stock (the “Shares”) as further set forth below and as described in the Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan (the “Plan”). These awards of RSUs are subject in all respects to the terms and conditions of this letter, the Plan and the related Information Statement (collectively, the “Plan Documents”). The terms of the Plan and the Information Statement are expressly incorporated into this letter. To the extent this letter and the Plan conflict, the terms of this letter control. Any capitalized terms not defined in this letter will have the meanings given to them in the Plan.

Stock Awards

Grant. It is intended that you will receive an award of RSUs at the beginning of each three-month period, beginning June 1, 2008, that you serve as the Interim Chief Executive Officer of the Corporation. In the event that you serve as the Interim Chief Executive Officer of the Corporation for less than a complete three-month period relating to an award of RSUs, the award will not be reduced or pro rated.

On June 16, 2008 (the “Initial Grant Date”), for the three-month period beginning June 1, 2008, you were granted twenty thousand one hundred fifty two (20,152) RSUs, representing a number of RSUs determined by dividing five hundred sixty thousand dollars ($560,000.00) by the 30-day average closing price of a Share for the 30-day period ending May 31, 2008. While you continue in service as the Interim Chief Executive Officer of the Corporation, you will receive an additional award of RSUs on September 1, 2008, and at the beginning of each 3-month period thereafter (together with the Initial Grant Date, each a “Grant Date”). The number of RSUs you will receive on each Grant Date will be calculated by dividing (i) five hundred sixty thousand dollars ($560,000.00) by (ii) the 30-day average closing price of one Share for the 30-day period immediately preceding the applicable Grant Date (with the exception of the Initial Grant Date as specified above). (For example, the 30 day average for the period ending August 31, 2008 will be used for determining the number of RSUs to be awarded effective September 1, 2008.)

Vesting. The RSUs awarded hereby are subject to a vesting schedule (the “Period of Restriction”). The Period of Restriction will lapse with respect to an award ratably on the first, second and third anniversaries of the applicable Grant Date, subject to your continued service as a member of the Corporation’s Board of Directors (a “Board Member”) as described further below. For example, with respect to the RSUs granted on June 16, 2008, one-third of the RSUs will vest on June 16, 2009, one-third of the RSUs will vest on June 16, 2010 and one-third of the RSUs will vest on June 16, 2011.

Notwithstanding the foregoing, any unvested RSU award described herein will become immediately and fully vested upon your death, disability or termination as a Board Member with the consent of the Management Resources and Compensation Committee (the “Committee”). The determination of “disability” shall be made in the reasonable discretion of the Committee based on any physical or mental impairment that is expected to substantially impede your ability to perform your duties as a Board Member and is expected to last for a period of more than 12 months. Any unvested RSU award shall be forfeited in the event of your termination of service as a Board Member for cause in accordance with the articles of incorporation of the Corporation.

Settlement. Unless otherwise deferred by you pursuant to a duly executed copy of the Election Form attached hereto as Exhibit A submitted to the Corporation on or before July 15, 2008, each RSU will be settled by distribution to you of one Share upon vesting, with cash distributed in lieu of fractional shares, provided that, in no event will settlement of an RSU occur prior to January 1, 2009. In the event that RSUs become vested prior to January 1, 2009, such RSUs shall be settled on January 2, 2009, or as soon as reasonably practicable thereafter, unless otherwise deferred in accordance with the provisions of this paragraph.

Dividends. You will have no rights as a shareholder of the Corporation with respect to your RSUs until settlement. However, dividend equivalent amounts will be credited to your account with respect to the RSUs awarded to you (whether such RSUs are vested or not), in an amount equivalent to the dividends paid by the Corporation on a corresponding number of Shares. Dividend equivalent amounts credited to your account in lieu of cash or stock dividends will be deemed to be reinvested in RSUs based on the Share price on the date the dividend is paid and a corresponding additional number of RSUs will be credited to your account which will vest on the same schedule as the RSUs to which such dividends relate. Such additional RSUs resulting from the conversion of dividend equivalents will be settled on the vesting date for the RSUs to which the dividend equivalents relate unless such related RSUs are deferred, in which case the additional RSUs will be settled at the same time as the related deferred RSUs. Upon a forfeiture of the underlying RSUs, further payments of dividend equivalent amounts on the forfeited RSUs shall be cancelled.

Six-month Delay. Notwithstanding any provision of the Plan Documents to the contrary, if, upon the termination of your service with the Corporation for any reason, the Corporation determines that you are a “specified employee” as defined in section 409A of the Internal Revenue Code (“Section 409A”), your RSUs, if subject to settlement upon such termination, will not settle before the date that is the first business day following the six-month anniversary of such termination, or, if earlier, upon your death. This provision only applies if required pursuant to Section 409A.

Miscellaneous

Section 409A. This award is intended to comply with the requirements of Section 409A and applicable Treasury Regulations or other binding guidance thereunder. Accordingly, all provisions included in this award, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan Documents would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict. For example, the definition of “Change of Control” under the Plan shall be limited to a Section 409A compliant definition of change in control to the extent necessary to comply with the requirements of Section 409A regarding payment timing.

Employment Taxes. You acknowledge that in connection with awards under this letter agreement, employment taxes will need to be remitted to the appropriate tax authorities from time to time and that in the absence of current compensation from which to satisfy tax withholding, you will be required to remit to the Corporation an amount equal to the employee portion of any employment taxes due in respect of such awards. By accepting this award, you agree that upon a reasonably documented request by the Corporation, you will remit amounts to the Corporation promptly to satisfy the employee portion of any employment taxes that cannot be satisfied through withholding.

Unfunded, Unsecured Promise to Pay. Compensation promised under this award represents an unfunded, unsecured promise to pay compensation in the future and is not subject to anticipation, alienation or assignment.

Sincerely,

Enclosures

Exhibit A

WACHOVIA CORPORATION

AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

2008 Election Form – For Deferral of RSUs

By signing below, I elect to defer the time of settlement of all or the designated portion of my RSUs that are granted under the Wachovia Corporation Amended and Restated 2003 Stock Incentive Plan (the “Plan”) pursuant to the letter agreement governing such RSUs to which this Exhibit A is attached (the “Letter Agreement”), if and to the extent such RSUs become vested under the Plan and the Letter Agreement. This election is subject to the terms and conditions of the Plan and the Letter Agreement, including the definitions set forth therein, which are incorporated herein by reference.

PART A. IDENTIFYING INFORMATION (Please Print)

Name:	Social Security No:

Address:	Date of Birth (month/day/year):

PART B. NOTICE AND ELECTION OF PAYMENT TIMING AND FORM

Return Date

To make an election as set forth in this Election Form with respect to all of the RSUs awarded to you as compensation for your service as Interim Chief Executive Officer of Wachovia Corporation, you must complete and return this form no later than July 15, 2008.

RSUs Deferred

I hereby elect to defer receipt of     % of each RSU award made pursuant to the Letter Agreement attached hereto, including any RSUs relating to dividend equivalents reinvested with respect to such RSU award. I understand that after December 31, 2008, I cannot revoke this election and that my RSUs will be settled in accordance with the payment terms designated below.

Payment Election

I hereby elect the deferred settlement of my RSU awards designated above according to the schedule specified below (fill out Part A or Part B but not both):

A.	Fixed Date – Settle at/commencing (month/day/year) by (check one):

☐	Lump sum payment at that date; or

☐	Payment of annual installments (up to ten) commencing at that date.

B.	Upon the date of my Termination of Service as a Board Member – Settle at/commencing on my termination of service as Board Member by (check one):

☐	Lump sum payment at that date; or

☐	Payment of annual installments (up to ten) commencing at that date.

C.	I understand that in the event of my death, any deferred but unpaid RSUs credited to my account will be paid to my designated beneficiary or, if no beneficiary designation is on file with the Corporation, to my estate in a lump sum, as soon as reasonably practicable thereafter.

Please note that Code section 409A requires that payments of deferred compensation to “key employees” be delayed for at least six months following the key employee’s separation from service. If you are considered a key employee, applicable distributions would be delayed for six months following a separation from service. In the case of an annuity form of payment, the six-month delay will be implemented by delaying the first payment(s) for six months (at which time, the delayed payments will be paid to you) and not by delaying the entire series of payments for six months. This provision only applies if required pursuant to Code section 409A.

PART C. ACKNOWLEDGEMENT AND SIGNATURE

I acknowledge and agree that:

•	My election will have no effect on whether RSUs will vest, or the time of vesting.

•	I cannot dispose of my RSUs or otherwise receive accelerated distribution of my RSUs once deferred, except under very limited circumstances under the Plan, the Letter Agreement and Code section 409A.

By signing this Election Form, I authorize the Corporation to defer settlement of the RSUs otherwise distributable to me. I understand that these elections are made in accordance with and subject to the terms of the Plan, the Letter Agreement and Code section 409A and that this deferral represents an unfunded, unsecured promise to deliver Shares in the future. I also understand that the “Committee” (as defined in the Plan) shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All actions taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Corporation, the Corporation’s Board of Directors, all participants, beneficiaries of participants and all persons and entities having an interest therein. This Election Form shall constitute my acknowledgement and acceptance of the Committee’s authority and discretion.

Lanty L. Smith	Date

RECEIVED BY:

Name/Title	Date